Winner Medical Reports Fourth Quarter and Fiscal 2010 Results

Fourth- Quarter 2010 Highlights
—Revenue increased by 2.1% over Q4 FY09 to $28.2 million
—Gross profit increased by 5.8% over Q4 FY09 to $8.8 million
—Net income increased by 5.9% over Q4 FY09 to $3.1 million with EPS of $0.13

Full Fiscal Year 2010 Highlights
—Revenue increased by 16.9% YOY to $115.0 million
—Gross Profit increased 23.7% YOY to $34.6 million
—Net income increased 43.4% YOY to $13.1 million
—Net income per basic share increased 39.0% to $0.57
—Adjusted basic EPS increased 42.9% to $0.60 for the fiscal year 2010 versus $0.42 for the fiscal year 2009

SHENZHEN, China, Dec. 8, 2010 - Winner Medical Group Inc. (Nasdaq:WWIN), a leading manufacturer of medical dressings, medical disposables and non-woven fabric made from 100% natural PurCotton® products in China, today reported consolidated financial results for the fourth quarter and full fiscal year ended September 30, 2010.

Fiscal Fourth Quarter 2010 Results (Amounts in USD millions)

	Q4 FY2010	Q4 FY2009	% Change
Net Sales	$28.2	$27.7	2.1%
Cost of Sales	$19.4	$19.3	0.5%
Gross Profit	$8.8	$8.4	5.8%
Gross Margin	31.3%	30.2%	3.6%
Net Income Attributable to Winner Medical Group Inc.	$3.1	$2.9	5.9%
Basic EPS	$0.13	$0.13	-

Fiscal Year 2010 Results (Amounts in USD millions)

	FY2010	FY2009	% Change
Net Sales	$115.0	$98.4	16.9%
Cost of Sales	$80.4	$70.4	14.2%
Gross Profit	$34.6	$27.9	23.7%
Gross Margin	30.0%	28.4%	5.6%
Net Income Attributable to Winner Medical Group Inc.	$13.1	$9.1	43.4%
Basic EPS	$0.57	$0.41	39.0%

Mr. Jianquan Li, Chairman and Chief Executive Officer of Winner Medical, commented, “During the past year we made significant progress on several of our growth initiatives, which are evidenced in our full year results and stable gross margins. We are pleased with our full year results despite a challenging fourth quarter, a period where we experienced market effects from European debt crisis and rising raw material prices. Faced with these pressures, the Company increased its selling prices, to pass along raw material cost increases to customers, signed long term contracts with its raw material suppliers and entered into several cotton forward contracts to hedge future price fluctuations. During fiscal year 2010, we enhanced our production efficiencies and implemented more stringent cost controls, which enabled us to improve our margins and increase profitability.

“We are confident that the actions we have taken will yield further operating benefits during 2011. Our brand and competitive position continues to improve as rising commodity costs drive smaller competitors to reduce output. As we adjusted prices and gained additional market share by expanding distribution in China and abroad, we are confident in achieving our target of 20% to 30% revenue growth per annum," Mr. Li concluded.

Fourth Quarter 2010 Unaudited Financial Results

Net Sales

For the fourth quarter of fiscal 2010, Winner Medical reported net sales revenue of $28.2 million, an increase of 2.1% compared to the same period last year. The slight increase was mainly due to the fact that sales to North and South America remained robust, which was driven by increased orders from American and Brazilian clients. However, those sales was offset by the high price of cotton at certain points during the fourth quarter 2010. In response, the Company increased its selling price to clients, who postponed orders as they relied on inventory for certain periods. Also, orders to Europe slowed as the debt crisis hit, and clients located in Greece and Spain in particular postponed or cancelled orders. As of December 8, 2010, most of the Company’s clients have accepted adjusted selling prices.

Gross Profit

For the fourth quarter of fiscal 2010, gross profit was $8.8 million, an increase of 5.8% over $8.4 million in the same period of fiscal 2009. Gross margin was 31.3%, versus 30.2% in the fourth quarter of fiscal 2009. Winner Medical’s gross margin remained unchanged due to progressively increasing its selling price. At the same time, the Company signed long term contracts with its raw material suppliers and purchased cotton futures contracts in the China futures exchange market, as a way to hedge against some of the volatility in the cost of cotton.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by 13.7% to $5.6 million in the fourth quarter of fiscal 2010, from $5.0 million in the fourth quarter of fiscal 2009. This increase was mainly due to the increase in transportation fees, growth in its sales force and expenses related to the opening of PurCotton retail stores.

Income Taxes

The income tax provision for the three months ended September 30, 2010 was $0.1 million, compared to $0.9 million for the same period in 2009. This decrease was mainly due to an accrued tax provision of $0.6 million in the fourth quarter of 2009 and a tax loss of $0.2 million in the fourth quarter of 2010 for Shenzhen PurCotton Technology Co., Ltd., a wholly-owned subsidiary which was established on December 7, 2009.

Net Income Attributable to Winner Medical Group Inc.

Net income attributable to Winner Medical Group Inc. increased by 5.9% to $3.1 million, or $0.13 per basic and diluted share, compared to net income of $2.9 million, or $0.13 per basic and diluted share, for the fourth quarter of last fiscal year. The slightly increase was mainly attributable to increases in selling prices in conjunction with rising cotton prices. At the same time, the Company adopted lean production management to reduce manufacturing unit cost and improve production efficiency.

Full Year Ended September 30, 2010 Audited Financial Results

Net Sales

Winner Medical reported a net sales revenue increase of 16.9% to $115.0 million for fiscal year 2010, versus $98.4 million in fiscal 2009. This increase was mainly attributable to increased sales orders from existing North and South American customers, and an increase in PurCotton® product sales to customers in China. The Company maintained solid growth in the first three quarters, in the Chinese and North and South American market in particular. However, in the fourth quarter, cotton prices experienced a parabolic increase, which resulted in the Company having to adjust its selling prices. As such, clients postponed orders while ‘destocking’ their inventory. In addition, orders in Europe slowed as the economic impact from the sovereign debt crisis hit, and some clients postponed or cancelled orders, particularly those located in Greece and Spain.

Gross Profit

Gross profit increased by 23.7% to $34.6 million for the fiscal year ended September 30, 2010, from $27.9 million in fiscal 2009. Gross margins were 30.0%, an increase of 160 basis points from 28.4% in the same period of fiscal 2009, which was driven by the Company raising its selling prices. Meanwhile, the Company signed long-term contracts with raw material suppliers, and purchased cotton forward contracts, so that it maintained a higher gross margin than in fiscal year 2010.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by 20.7% to $20.4 million in the fiscal year 2010, from $16.9 million in fiscal 2009. Adjusted selling, general and administrative expenses (non- GAAP), which exclude share-based compensation expenses, for the fiscal year 2010 were $19.7 million, versus $16.6 million for the same period of 2009. The increase in selling expenses was primarily due to increases in transportation expenses, salaries and social insurance and leasing fees.

Income Taxes

The income tax provision for the fiscal year 2010 was $1.7 million, compared to $2.4 million in the same period of 2009, with the decrease mainly due to an accrued tax provision of $0.6 million in the fourth quarter of 2009 and a tax loss of $0.2 million in the fourth quarter of 2010 for Shenzhen PurCotton Technology Co., Ltd., a wholly-owned subsidiary, which was established on December 7, 2009.

Net Income Attributable to Winner Medical Group Inc.

For the fiscal year ended September 30, 2010, net income attributable to Winner Medical Group increased by 43.4% to $13.1 million, or $0.57 and $0.56 per basic and diluted share, respectively, compared to net income of $9.1 million, or $0.41 per basic and diluted share, for the fiscal year 2009. Adjusted net income attributable to Winner Medical Group Inc. (non-GAAP), which excludes share-based compensation expenses, was $13.8 million for fiscal year 2010, an increase of 25.1% from the same period of 2009. Excluding share-based compensation expenses, adjusted basic earnings per share (non-GAAP) was $0.60 for fiscal year 2010, versus $0.42 per share for the comparable period last year, an increase of 42.9%. The increase was driven by adopting effective methods to reduce the risk of cotton price fluctuation. In addition, the Company adopted lean production management to reduce manufacturing unit cost and improve production efficiency.

Balance Sheet

Cash and cash equivalents as of September 30, 2010 were approximately $14.8 million, compared with $9.5 million as of September 30, 2009. The Company's working capital as of September 30, 2010 was $42.6 million, compared with $23.0 million last year. The Company’s total assets as of September 30, 2010 were approximately $119.0 million, compared with $100.9 million as of September 30, 2009 and total shareholder’s equity as of September 30, 2010 was approximately $105.8 million, compared with $82.1 million as of September 30, 2009.  Net operating cash flow for the fiscal year ended September 30, 2010 was $12.7 million, a decrease of 13.9% from the last fiscal year.

Operational Highlights Year to Date

Medical Market Business Update:

Sales to North and South America remained robust, growing by approximately 30.1%. The growth was driven by increased orders from American and Brazilian clients, since Winner Medical's product quality and customer service is well recognized in these areas. However, net sales to Europe grew approximately 6.8% versus the fiscal year 2009. Orders in Europe slowed as the economic impact from the sovereign debt crisis hit, and some clients postponed or cancelled orders, particularly those located in Greece and Spain.

Cotton prices hiked during the fourth quarter, and the average pre-tax purchasing price rose over 38.3% for fiscal year 2010 compared to the same period of last year. Manufacturers such as Winner Medical raised prices to offset these unprecedented levels of commodity inflation, and customers postponed orders. The Company maintained stable gross margin, because it signed long term contracts with its raw material suppliers and purchased cotton forward contracts to hedge against some of the volatility in the cost of cotton. As of December 8, 2010, most clients had accepted these new selling prices and orders were increasing. The Company believes that one positive benefit to the soaring cotton prices is that many small competitors without sufficient scale are reducing output and shutting down their manufacturing facilities.

PurCotton Business Update:

PurCotton sales grew 85.2% during the fiscal year 2010, to $10.1 million, and benefitted from increased sales of the Company's PurCotton® jumbo rolls and retail sales from customers in China.

As of December 8, 2010, Winner Medical owned and operated 23 PurCotton chain stores in major cities in Guangdong Province, including Shenzhen, where the corporate headquarters are located. PurCotton stores are primarily located in downtown shopping malls, and range in size from 50 to 180 square meters. In order to build a healthy and sustainable retail business, the Company slowed the pace of stores openings during the third quarter. After a quarter's careful evaluation of store location and size, product packaging and pricing, brand image, customer service and marketing, the Company has clearer operating and financial metrics. The Company started opening new stores in Guangzhou and other main cities in Guangdong province. It plans to open new stores in Beijing and Shanghai in December 2010.

In July 2010, the Company opened its first online PurCotton store http://purcotton.mall.taobao.com, featuring its entire array of products on Taobao.com, the largest online trading platform in China. This is the Company's first initiative to establish PurCotton Business-to-Consumer (“B2C”) online stores in order to address the consumers' evolving shopping preferences. In September 2010, the Company also built its own B2C trading website, www.purcotton.com, which is co-branded through its retail stores. Management expects these online initiatives to further strengthen PurCotton's brand awareness and contribute meaningfully to PurCotton sales in fiscal 2011.

The Company also launched its new distribution channels for the PurCotton business, which are direct sales to supermarkets and wholesale to large customers.

Customer feedback continues to be excellent, as PurCotton’s superior quality and functionality have been embraced. Furthermore, the Company is confident of its product position and its concept of embracing a health and environmental friendly range of PurCotton® products in order to ensure additional market share gains. The Company is also expanding capacity to support future growth in this important product category.

Fiscal Year 2011 Guidance

Winner Medical expects its total revenues in fiscal year 2011 to be in the range of $138 million to $150 million, representing a 20-30% year-over-year increase.

Conference Call

Winner Medical's senior management will host a conference call to discuss its fourth quarter and fiscal year 2010 results and recent business developments.

Date of the conference call: Wednesday, December 8, 2010

Time: 8:30 a.m. EST

Dial-in Number:	+1-866-700-7101 (US)
10-800-130-0399 (South China)
10-800-152-1490 (North China)
###-##-#### (Hong Kong)
+1-617-213-8837 (International)
Passcode: 42826718

A telephone replay will be available shortly after the conclusion of the call and will be accessible through December 15, 2010 by calling +1-888-286-8010 (US) or +1-617-801-6888 (International); Pass code: 80340311.

About Winner Medical:

Winner Medical is a leading medical disposable products manufacturer in China, with business operations consisting of manufacturing, researching, developing and marketing cotton-based medical dressings and medical disposables, as well as consumer products. The Company has ten wholly-owned operating subsidiaries and three joint ventures, which manufacture tailored medical disposables and dressings, as well as non-woven fabric made from 100% natural cotton.  With a vertically integrated supply chain ranging from spinning fabric to finished goods, the Company provides its customers with a wide range of products, from surgical and wound care to consumer. The Company sells and markets its medical products and 100% natural cotton non-woven jumbo rolls in China and abroad. For nine consecutive years, the Company has been ranked as one of the top medical dressing exporters in China, with the United States, Europe, China and Japan being its most important markets. In addition, the Company distributes finished cotton non-woven consumer products under its own “PurCotton” brand name in China. With more than 20 years of international experience in the medical dressings and disposables field, the Company has a deep market understanding. This provides Winner Medical with a solid foundation, upon which it plans to expand by growing its medical grade 100% cotton retail business. To learn more about Winner Medical, please visit Winner Medical's web site at: http://ir.winnermedical.com.

Forward-Looking Statements

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included herein, are "forward-looking statements" including statements regarding Winner Medical and its subsidiary companies' business strategy, plans and objectives and statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions and involve known and unknown risks and uncertainties. Although Winner Medical believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Winner Medical's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Winner Medical's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to Winner Medical or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Winner Medical does not assume a duty to update these forward-looking statements.

Non-GAAP Financial Measures

To supplement Winner Medical’s consolidated financial results presented in accordance with U.S. GAAP, Winner Medical uses the following non-GAAP measures: adjusted net income attributable to Winner Medical Group Inc., adjusted earnings per share, adjusted income from operations and adjusted selling, general and administrative expenses. These measures represent net income attributable to Winner Medical Group Inc., earnings per share, income from operations and selling, general and administrative expenses, respectively, as adjusted to exclude share-based compensation expense.

Winner Medical believes that, in conjunction with GAAP financial measures, these non-GAAP measures provide meaningful supplemental information regarding its performance and liquidity and both management and investors benefit from referring to these non-GAAP measures in assessing the Company’s performance and when planning and forecasting future periods. The calculation of these non-GAAP measures allows the Company to compare its operating results with those of other companies without giving effect to expenses related to share-based compensation, which may vary for different companies for reasons unrelated to the overall operating performance of a company’s business.

These non-GAAP measures are not measures of performance under accounting principles generally accepted in the United States (U.S. GAAP). The Company includes them in this press release in order to:

•	improve transparency for investors;
•	assist investors in their assessment of the Company’s operating performance;
•	facilitate comparisons to historical performance;
•	ensure that these measures are fully understood in light of how the Company evaluates its operating results; and
•	properly define the metrics used and confirm their calculation.

These non-GAAP measures are not meant to be considered in isolation or as a substitute for items appearing on the Company’s financial statements prepared in accordance with U.S. GAAP. Rather, the non-GAAP measures should be used as a supplement to U.S. GAAP results to assist the reader in better understanding the operational performance of the Company. The Company recognizes that the usefulness of these non-GAAP measures has certain limitations, including:

•
These non-GAAP measures do not include share-based compensation expense. Because the Company periodically has granted, and expects to continue to grant, options and restricted share awards to its employees, share-based compensation expense is a necessary element of the Company’s costs and ability to generate profits and cash flows. Therefore, any measure that excludes share-based compensation expense may have material limitations.

•	The manner in which the Company calculates these non-GAAP measures may differ from that of other companies, which limits their usefulness as comparative measures.

Management compensates for these limitations by using these non-GAAP measures as comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of its operating performance. Please refer to the non-GAAP reconciliation tables at the end of this press release for a reconciliation of adjusted net income attributable to Winner Medical Group Inc., adjusted earnings per share, adjusted income from operations and adjusted selling, general and administrative expenses to net income attributable to Winner Medical Group Inc., earnings per share, income from operations and selling, general and administrative expenses, respectively, which are the most directly comparable U.S. GAAP financial measures.

For more information, please contact:

Company:
Huixuan Chen (Fiona)
Investor Relations
Winner Medical Group Inc.
Tel: +86-755-2806-6858
+86-755-2813-8888 (x691)
Email: investors@winnermedical.com
Web:   http://ir.winnermedical.com

Investors:
Scott Powell
HC International, Inc.
Tel:   +1-917-721-9480
Email: scott.powell@hcinternational.net
Web:   http://www.hcinternational.net

SOURCE:  Winner Medical Group Inc.

Winner Medical Group Inc.
Consolidated Statements of Income and Comprehensive Income
	Year ended September 30,
	2010	2009
	US$	US$

Net sales	115,030,651	98,385,603

Cost of sales	(80,473,292)	(70,444,383)
Gross profit	34,557,359	27,941,220

Other operating income, net	766,121	1,411,069
Exchange difference, net	(493,271)	(1,054,882)
Selling, general and administrative expenses	(20,370,950)	(16,874,131)

Income from operations	14,459,259	11,423,276
Interest income	98,024	68,928
Interest expense	(128,816)	(459,127)
Equity in earnings of 50 percent or less owned persons	235,828	388,099
Income before income taxes	14,664,295	11,421,176

Income taxes	(1,666,933)	(2,358,093)
Net income	12,997,362	9,063,083

Net loss attributable to non-controlling interests	93,136	65,491
Net income attributable to Winner Medical Group Inc.	13,090,498	9,128,574

Comprehensive income:
Net income	12,997,362	9,063,083
Foreign currency translation difference	1,584,165	(59,154)
Comprehensive loss attributable to non-controlling interests	93,883	65,491

Comprehensive income attributable to Winner Medical Group Inc.	14,675,410	9,069,420

Net income attributable to Winner Medical Group Inc. per share
- basic	0.57	0.41
- diluted	0.56	0.41

Weighted average common stock outstanding
- basic	23,014,065	22,363,675
- diluted	23,383,532	22,403,237

Winner Medical Group Inc.
Consolidated Balance Sheets
	September 30,
	2010	2009
	US$	US$
ASSETS
Current assets:
Cash and cash equivalents	14,818,179	9,493,026
Restricted bank deposits	285,119	123,868
Held-to-maturity investments	1,497,607	-
Accounts receivable, less allowances for doubtful accounts of US$230,200 and US$244,401 at September 30, 2010 and 2009 respectively	15,672,446	13,148,462
Amounts due from affiliated companies	999	-
Inventories	15,945,101	14,932,740
Prepaid expenses and other current assets	6,929,066	3,614,567
Income taxes recoverable	33,974	30,910
Deferred tax assets	428,741	359,151
Total current assets	55,611,232	41,702,724
Property, plant and equipment, net	60,110,367	55,770,870
Investment in equity investees	2,159,784	1,923,956
Intangible assets, net	125,079	147,008
Non-current restricted bank deposits	-	34,917
Prepaid expenses and other receivables	637,748	1,104,344
Deferred tax assets	331,785	252,190
Total assets	118,975,995	100,936,009

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term bank loans	-	6,589,545
Accounts payable	5,362,155	4,843,404
Accrued payroll and employee benefits	2,393,700	2,072,892
Customer deposits	687,275	603,824
Accrued and other liabilities	3,057,445	2,574,736
Amounts due to affiliated companies	58,338	56,349
Income taxes payable	1,477,212	1,938,941
Total current liabilities	13,036,125	18,679,691
Deferred tax liabilities	42,699	41,899
Total liabilities	13,078,824	18,721,590

Commitments and contingencies	-	-

Stockholders’ equity:
Common stock, par value $0.001 per share; authorized 247,500,000, issued and outstanding September 30, 2010 – 23,950,740 shares; September 30, 2009 – 22,363,740 shares (restated to reflect 2 for 1 reverse stock split)	23,951	22,364
Additional paid-in capital	40,154,494	31,166,123
Retained earnings	48,730,034	36,797,172
Statutory reserves	4,585,731	3,428,095
Accumulated other comprehensive income	12,302,762	10,717,850
Total Winner Medical Group Inc.
stockholders’ equity	105,796,972	82,131,604

Non-controlling interests	100,199	82,815
Total equity	105,897,171	82,214,419

Total liabilities and equity	118,975,995	100,936,009

Winner Medical Group Inc.
Non-GAAP Reconciliation
	September 30,
	2010	2009
	US$	US$
Net income attributable to Winner Medical Group Inc. (GAAP)	13,090,497	9,128,745
Share-based compensation	695,758	300,433
Adjusted net income attributable to Winner Medical Group Inc. (Non-GAAP)	13,786,254	9,429,007
Earnings per share (GAAP)
- Basic	0.57	0.41
- Diluted	0.56	0.41
Adjusted earnings per share (Non-GAAP)
- Basic	0.60	0.42
- Diluted	0.59	0.42
Weighted average ordinary shares outstanding
- Basic	23,014,065	22,363,675
- Diluted	23,383,532	22,403,237

	September 30,
	2010	2009
	US$	US$
Selling, general and administrative expenses (GAAP)	20,370,949	16,874,131
Share-based compensation	695,758	300,433
Adjusted selling, general and administrative expenses (Non-GAAP)	19,675,191	16,573,698